FOR IMMEDIATE RELEASE

Stanley Works Reports 1Q 2008 Results

1Q Revenues Up 3%; Diluted EPS $0.85, Up 6%

New Britain, Connecticut, April 24, 2008 ... The Stanley Works (NYSE: SWK) announced first quarter 2008 financial results today. Highlights are summarized below:

•	Net sales were $1.10 billion, up 3% vs. the prior year. The increase was attributable to currency (4 pts.) and acquisitions (2 pts.), partially offset by lower organic volume, which was down 3%.

•	The gross margin rate improved 60 bp to 37.8%. Productivity and pricing more than offset inflation, while business mix and acquisitions also contributed. SG&A expenses were 25.5% of sales, 110 bp higher than the prior year, primarily due to reduced unit volumes. Operating margin was flat with prior year, and the rate was 12.4%.

•	Diluted EPS was $0.85, a 6% increase over the prior year, attributable primarily to lower shares outstanding and lower interest expense.

•	Free cash flow was $83 million (121% of net income), up 22%. Working capital turns improved from 4.4 to 4.6 driven by improvements in inventory and payables related to the Stanley Fulfillment System.

Segment Results

Segment results are summarized below:

	1Q08			Versus 1Q07

(millions)			Segment			Segment
		Segment	Profit		Segment	Profit
	Sales	Profit	Rate	Sales	Profit	Rate

CDIY	$423	$51	12.0%	0%	-19%	-280 bp
Industrial	$336	$49	14.6%	+8%	+8%	0 bp
Security	$338	$53	15.8%	+3%	+17%	+190 bp

•	CDIY sales levels were equivalent to the prior year despite depressed U.S. market conditions, as favorable currency and pricing were offset by lower unit volume. The segment profit rate was negatively impacted by inflation, lower absorption of fixed costs, and continued spending on market development.

•	Industrial segment sales increased 8%, the majority of which was related to currency. Organic growth in Europe and Engineered Solutions was offset by softness in North American automotive repair tools. The segment profit rate was flat to prior year.

•	Within Security, sales increased 3% and profit expanded a robust 17% as productivity and price more than offset inflation. Excluding hardware, which was adversely impacted by the previously disclosed loss of its major customer, Security sales increased 9%, attributable to currency (2 pts.), organic growth (3 pts.), and acquisitions (4 pts.). Convergent Security organic growth and profitability benefited from continued success of the HSM reverse integration efforts. Mechanical access organic growth was 4% excluding hardware.

John F. Lundgren, Chairman and Chief Executive Officer, stated: “Despite continued contraction of several key U.S. markets we were able to deliver earnings improvement and solid cash flow results due to strength in Security, Industrial Europe, and Engineered Solutions. We continue to focus on portfolio diversification and profitable growth initiatives to successfully achieve our short-term and long-term financial objectives.”

Management noted that, although 1Q organic growth of -3% was somewhat lower than expected, its first quarter diluted EPS and cash performance were consistent with its previously communicated full year guidance range. U.S. market conditions going into 2Q continue to be indicative of a recessionary environment, especially in U.S. CDIY. The company’s 2008 guidance, as communicated in January, assumed two quarters of organic revenue contraction, of which 1Q was the first. Therefore, in order to ensure diluted EPS performance of $4.20 — $4.40 per share consistent with its January guidance, market conditions will need to stabilize in 2H ‘08. In the event that weak demand levels persist beyond mid-‘08, management has developed contingency plans primarily involving cost reductions which will be implemented in 2Q/3Q as appropriate. These actions should ensure achievement of full year diluted EPS at some level greater than the prior year. In addition, the company continues to be confident that its full year free cash flow estimate of approximately $500 million will be achieved.

Mr. Lundgren added, “As anticipated, the early 2008 operating environment is one of the most difficult in recollection. Our solid balance sheet and strong cash flow, coupled with our ongoing portfolio diversification strategy, has positioned us well for success. We view 2008 as an opportunity to further advance the company’s strategy as well as a year which will demonstrate the inherent strength of our franchise.”

The company will host a conference call with investors at 11:00am EST, Thursday, April 24, 2008 to discuss quarterly results. The call is accessible by telephone at (800) 267-8424 (domestic) and (706) 634-0695 (international) and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A slide presentation to accompany the call will be available at www.stanleyworks.com and will remain available after the call. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 using the conference identification number 42633122.

Operating margin is defined as sales less cost of sales less SG&A. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level.

Free cash flow is defined as cash flow from operations less capital and capitalized software expenditures (reconciliation on pg. 8). Free cash flow does not reflect, among other things, deductions for mandatory debt service, other borrowing activity, discretionary dividends on the company’s common stock and acquisitions. Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. The company believes these are important measures of its liquidity, of its ability to fund future growth and to provide a return to the shareowners, and of its sales performance.

The Stanley Works, an S&P 500 company, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Greg Waybright, Interim VP Investor Relations (860) 827-3544 or gwaybright@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including but not limited to those regarding the Company’s ability to: (i) deliver full year earnings per share consistent with guidance provided in January 2008 ($4.20 — $4.40 per fully diluted share) provided markets stabilize in the second half of 2008; (ii) achieve full year diluted EPS at some level greater than the prior year in the event weak demand levels persist beyond mid-2008; and (iii) deliver full year free cash flow of approximately $500 million; are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent upon: (i) ) the Company’s ability to identify appropriate acquisition opportunities and to complete such acquisitions; (ii) the Company’s ability to successfully integrate recent acquisitions, as well as future acquisitions, while limiting associated costs; (iii) the Company’s ability to continue to deliver cost reductions and profit improvement in its Fastening Systems business; (iv)  the Company’s ability to minimize the costs to relocate equipment and inventory; (v) the Company’s ability to complete a reorganization of its Fastening Systems business within the anticipated time frame; (vi) the success of the Company’s efforts to expand its tools and security businesses; (vii) the Company’s success at new product development and introduction and identifying and developing new markets; (viii)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (ix) the success of the Company’s efforts to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and other inflation increases; (x) the Company’s ability to reduce its costs, increase its prices, change the manufacturing location or find alternate sources for products made in China in order to (a) mitigate the impact of an increase in the VAT rate applicable to products the Company makes or purchases in China and (b) mitigate the impact of an anti-dumping tariff recently imposed on certain nails imported from China; (xi) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions while minimizing any associated restructuring charges; (xiii) the Company’s ability to obtain favorable settlement of routine tax audits; (xiv) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xv) the continued ability of the Company to access credit markets under satisfactory terms; and (xvi) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the continued success of the Company’s marketing and sales efforts; (ii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the Company’s ability to continue improvements in working capital; (vi) the success of the Company’s efforts to mitigate any cost increases generated by, for example, continued increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; and (vii) the geographic distribution of the Company’s earnings.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; increasing competition; changes in trade, monetary, tax and fiscal policies and laws; inflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. economy; the extent to which North American markets associated with homebuilding and remodeling continue to deteriorate; and the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the Company operates, including, but not limited to, the extent and duration of current recessionary trends in the US economy.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.